Exhibit 23.3

                         INDEPENDENT AUDITORS' CONSENT


We consent to the incorporation by reference in this Amendment No. 1 to Registration Statement No. 333-86890 on Form S-3 of Newmont Mining Corporation (Newmont) of our audit report dated August 21, 2001 on the financial statements of Normandy Mining Limited as of June 30, 2001 and 2000 and for the years then ended, appearing in the Current Report on Form 8-K filed by Newmont on March 1, 2002 and Amendment No. 1 to the Current Report on Form 8-K filed by Newmont on April 16, 2002.

We also consent to the reference to us under the heading "Experts" in such Prospectus.



/s/ Deloitte Touche Tohmatsu
---------------------------------
DELOITTE TOUCHE TOHMATSU

Adelaide, Australia
June 18, 2002

The liability of Deloitte Touche Tohmatsu, is limited by, and to the extent of, the Accountants' Scheme under the Professional Standards Act 1994 (NSW).